SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)).
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12.

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                               REGISTER.COM, INC.
                (Name of Registrant as Specified in Its Charter)
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                    BARINGTON COMPANIES EQUITY PARTNERS, L.P.
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction: (5)

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Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:



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      On January 28, 2003, Barington Companies Equity Partners, L.P. issued the following press release:

     Barington Companies Equity Partners, L.P. Announces Opposition Slate of Director Nominees for Next Annual Meeting of Register.com, Inc. Stockholders


NEW YORK - Jan. 28, 2003 (PR Newswire) Barington Companies Equity Partners, L.P. announced today that it has sent formal notice to Register.com, Inc. (NASDAQ:
RCOM) of its intention to nominate directors and submit certain other proposals for consideration at the next annual meeting of Register.com stockholders. Barington Companies is nominating William J. Fox, Seymour Holtzman, David C. Lee, Jerome Markowitz, Michael A. McManus, Jr., James A. Mitarotonda and Joseph
R. Wright, Jr. as directors to replace all the Register.com directors. Barington Companies is also proposing to amend certain provisions of the Company's Bylaws and its Certificate of Incorporation to, among other things, remove the prohibition against stockholder action without a meeting by written consent, to remove the requirement of a vote of 66.67% of the voting securities to amend specified provisions of the Certificate of Incorporation and any provisions of the Bylaws, to permit stockholders to call special meetings of stockholders and to provide that vacancies on the board of directors and newly created directorships may only be filled by stockholders. Barington Companies is also proposing that Register.com rescind its "shareholder rights plan" or "poison pill."

James Mitarotonda, President and CEO of the General Partner of Barington Companies Equity Partners, L.P., stated, "We believe our nominees bring a wealth of experience that will be valuable to the Company and its shareholders. Our proposals are aimed at enhancing corporate democracy and giving all of the Company's public shareholders a greater voice in their company."

Barington Companies and certain other parties own an aggregate of approximately 4.4% of the total number of shares of Register.com common stock currently outstanding. Such owners of Register.com common stock include Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd. and Ramius Securities, LLC. Barington Companies Equity Partners, L.P., a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies, beneficially and of record owns 439,506 shares of Register.com's common stock. Jewelcor Management, Inc., a Nevada corporation primarily involved in investment and management services, beneficially owns 479,508 shares of Register.com's common stock. RCG Ambrose Master Fund, Ltd., a Cayman Islands corporation engaged in investing in companies effecting extraordinary transactions, beneficially owns 439,502 shares of Register.com's common stock. Ramius Securities, LLC, a Delaware limited liability company and a registered broker-dealer, beneficially owns 439,503 shares of Register.com's common stock.

If Barington Companies engages in any solicitation with respect to the shares of Register.com it will prepare and disseminate a proxy statement with respect to that solicitation. Shareholders should read that proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other materials filed with the Securities and Exchange Commission at the SEC's website www.sec.gov without charge when these documents become available. Shareholders



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

will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Barington Companies Equity Partners, L.P. by oral or written request to: Barington Companies Equity Partners, L.P.,
Attention: James Mitarotonda, c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.




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